UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2002

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26357 (Commission File Number)	13-3904355 (IRS Employer Identification No.)

625 Second Street, San Francisco, California (Address of principal executive offices)	94107 (Zip Code)

(415) 348-7000
Registrant’s telephone number, including area code

Item 5 - Other Events.

On December 4, 2002, the Company announced that it is restructuring its international operations. As part of the restructuring, LookSmart and BT Group (formerly British Telecommunications, plc) agreed to close their joint venture, BT LookSmart, which operates in the United Kingdom and Japan.

LookSmart also announced that it reached agreement with BT regarding the debt related to the joint venture. Under the agreement, BT will receive $3.5 million in cash and one million shares of LookSmart common stock in exchange for complete resolution of the joint venture and the related debt. In addition, LookSmart will return to BT $1.5 million in restricted cash that was designated solely for funding of the joint venture, and LookSmart and BT will share equally any restructuring costs. Management expects that the change will have a positive impact on earnings in the fourth quarter and a negligible impact on earnings in the first part of 2003.

Forward-Looking Statements

This disclosure contains forward-looking statements based on our current expectations and projections about our industry and our management’s beliefs and assumptions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance or events and are subject to risks and uncertainties. Actual results could differ from those expressed in these forward-looking statements for various reasons, such as the possibility that the restructuring of our international operations and dissolution of the joint venture will take longer or cost more than expected, or may not occur at all; that our listings revenue growth will not continue to grow as rapidly as in prior periods; that we will not reach or maintain GAAP profitability in future quarters; and other risks pertaining to the operation of the joint venture and uncertainties in international markets, as outlined in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd. (Registrant)

December 6, 2002	/s/ Dianne Dubois
Date	Dianne Dubois, Chief Financial Officer